CareView Communications, Inc.S-8

Exhibit 5.0

THE LAW OFFICE OF CARL A. GENERE, P.C.

October 6, 2021

CareView Communications, Inc.

405 State Highway 121, Suite B-240

Lewisville, Texas 75067

Registration Statement on Form S-8

Gentlemen and Ladies:

This opinion is furnished to you in connection with your Registration Statement on Form S-8 (the “Registration Statement”) for filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of an aggregate of 32,331,110 shares of Common Stock, $0.001 par value per share (the “Shares”) of CareView Communications, Inc., a Nevada corporation (the “Company”), issuable upon exercise of stock options granted and that may be granted under the Company’s 2009, 2015, 2016, as amended and 2020 Stock Incentive Plans (“Plans”).

I am acting as counsel for the Company in connection with the registration of the Shares. I have examined signed copies of the Registration Statement to be filed with the Commission. I have also examined and relied upon minutes of meetings and actions of the stockholders and the Board of Directors of the Company as provided to me by the Company, the Articles of Incorporation and Bylaws of the Company, each as restated and/or amended to date, and such other documents as I have deemed necessary for purposes of rendering the opinions hereinafter set forth.

In my examination of the foregoing documents, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

Based upon and subject to the foregoing, I am of the opinion that:

The 32,331,110 shares of Common Stock issuable upon exercise of the stock options granted under the Plans, if and when paid for and issued upon exercise of such options in accordance with the terms thereof, will be duly authorized and validly issued by the Company, and will be fully paid and non-assessable.

It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

4358 Shady Bend Drive • DALLAS, TEXAS • 75244

Phone: 214-352-8674

CGENERES@GENERESLAW.COM,

– 2 –	October 6, 2021

Please note that I am opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and I disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of my name therein. In giving such consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

Carl A. Generes